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EXHIBIT H-4

SECURITIES AND EXCHANGE COMMISSION

(Release No. 35-26201)

THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES NOTICE OF PROPOSED 1996 FINANCING AMENDMENT FOR THE PERIOD JANUARY 1, 1995 THROUGH DECEMBER 1996.

         The Columbia Gas System, Inc. ("Columbia"), a Delaware corporation and registered holding company and subsidiaries:

COLUMBIA GAS OF OHIO, INC.
COLUMBIA GAS OF PENNSYLVANIA, INC.
COLUMBIA GAS OF KENTUCKY, INC.
COLUMBIA GAS OF MARYLAND, INC.
COMMONWEALTH GAS SERVICES, INC.
         200 Civic Center Drive
         Columbus, Ohio 43215
COLUMBIA GULF TRANSMISSION COMPANY
COLUMBIA GAS TRANSMISSION CORPORATION
         1700 Mac Corkle Avenue, S.E.
         Charleston, West Virginia 25314
COLUMBIA GAS DEVELOPMENT CORPORATION
         One Riverway
         Houston, Texas 77056
COMMONWEALTH PROPANE, INC.
COLUMBIA PROPANE CORPORATION
         9200 Arboretum Parkway, Suite 140
         Richmond, Virginia 23236
COLUMBIA ENERGY SERVICES CORPORATION
COLUMBIA ENERGY MARKETING CORPORATION
         121 Hill Pointe Drive
         Suite 100
         Canonsburg, Pennsylvania 15317
COLUMBIA GAS SYSTEM SERVICE CORPORATION
COLUMBIA LNG CORPORATION
COLUMBIA ATLANTIC TRADING CORPORATION
TRISTAR VENTURES CORPORATION
TRISTAR PEDRICK LIMITED CORPORATION
TRISTAR PEDRICK GENERAL CORPORATION
TRISTAR BINGHAMTON LIMITED CORPORATION
TRISTAR BINGHAMTON GENERAL CORPORATION
TRISTAR VINELAND LIMITED CORPORATION
TRISTAR VINELAND GENERAL CORPORATION
TRISTAR RUMFORD LIMITED CORPORATION
TRISTAR GEORGETOWN GENERAL CORPORATION
TRISTAR GEORGETOWN LIMITED CORPORATION
TRISTAR FUEL CELLS CORPORATION
TVC NINE CORPORATION
TVC TEN CORPORATION
TRISTAR CAPITAL CORPORATION
         20 Montchanin Road
         Wilmington, Delaware 19807
COLUMBIA NATURAL RESOURCES, INC.
COLUMBIA COAL GASIFICATION CORPORATION
         900 Pennsylvania Avenue
         Charleston, West Virginia 25302

(the "Subsidiaries") have filed a joint application-declaration with this Commission pursuant to Sections 6, 7, 9, 10, 12(b) and 12(f) under the Public Utility Holding Company Act of 1935 (the "Act") and Rules 43 and 45 thereunder.
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         Columbia and Columbia Maryland are seeking Commission authorization for: (A) the sale of securities ("Notes") by Columbia Maryland to Columbia on or around December 31, 1995, the proceeds of which will be to refund the Installment Notes previously sold by Columbia Maryland to Columbia, and (B) the future issuance of Notes in lieu of Installment Notes herein referenced for the 1995 Financing Program for the financing needs of Columbia Maryland in 1996. The Notes will be issued under a loan agreement between Columbia Maryland and Columbia.

         It is Columbia's intention, upon emergence from bankruptcy, to refinance the existing Installment Notes of all its Subsidiaries with new Notes. However, pursuant to Rule 52, Commission approval is not required for the refunding of any securities held by Subsidiary other than Columbia Maryland. As required under Rule 52, any financing transactions undertaken between Columbia and any Subsidiary, other than Columbia Maryland, will be reported on Form U-6B-2. Columbia is requesting Commission authorization for the filing of this form on a quarterly basis.

         On or about December 31, 1995, Columbia Maryland will refund all outstanding Installment Notes previously sold to Columbia. Funds for the refunding of the Installment Notes will be raised from Columbia Maryland's sale of Notes to Columbia. The maturities and interest rates of the Note issuance will mirror the Debentures issued by Columbia upon emergence from bankruptcy as previously approved by the Commission (Release No. 35-26361; 70-8627). The Notes will be issued pursuant to a loan agreement, will be secured or unsecured and will be dated the date of their issue.

         Columbia Maryland plans to finance their 1996 long-term financing needs with Notes instead of Installment Notes as previously approved by the Commission in this Application-Declaration. At the present time, Columbia Maryland has sold Installment Notes to Columbia in the amount of approximately $14.0 million. Columbia Maryland has received Commission approval in this Application-Declaration to issue, through December 31, 1996, Installment Notes in the amount of up to an additional $5.5 million. The interest rate and maturity on the Notes issued for the purposes of funding 1996 capital expenditure programs will be equal to the weighted average cost of any long-term fixed rate financing of Columbia issued during the calendar quarter prior to an issuance of Notes by Columbia Maryland (the "Columbia Rate"). The interest rate on Columbia's securities issued upon emergence from bankruptcy financing will not be used as a Columbia Rate. If Columbia does not issue long-term fixed rate financing during a calendar quarter prior to an issuance by Columbia Maryland, the interest rate of that funding will default to the Benchmark Rate.

         The Joint Applicant-Declaration and any amendments thereto are available for public inspection through the Commission's Office of Public Reference. Interested persons wishing to comment or request a hearing should submit their views in writing by ________________________ ____________ to the
Secretary, U.S. Securities Exchange Commission, Washington, D.C. 20549, and serve a copy on the applicants-declarants at the address specified above.
Proof of service (by affidavit or, in the case of any attorney-at-law, by certificate) should be filed with the request. Any request for a hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in this matter. After said date, the Joint Applicant-Declarant, as filed or as it may be amended, may be permitted to become effective.

         For the Commission, by the Division of Investment Management, pursuant to delegated authority.


                                                      Jonathon G. Katz
                                                          Secretary